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                                   EXHIBIT 11

                     FIRST OF MICHIGAN CAPITAL CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS




                                             For the Three Months Ended
                                             --------------------------
                                    December 31, 1996           December 29, 1995
                                    -----------------           -----------------
                                 Primary     Fully Diluted   Primary     Fully Diluted
                                 -------     -------------   -------     -------------
Weighted average shares
  outstanding:
   Common shares                2,627,681     2,627,681     2,751,910     2,751,910
   Dilutive shares available
     under stock option plans       1,635          (363)        2,926         2,533

Weighted average common shares
  and common stock equivalents
                                ---------     ---------     ---------     ---------
  outstanding                   2,629,316     2,627,318     2,754,836     2,754,443
                                =========     =========     =========     =========
Net earnings applicable to
  common shares               $ 1,044,025  $  1,044,025  $    416,331  $    416,331
                                =========     =========     =========     =========
Earnings per share            $       .40  $        .40  $        .15  $        .15
                                =========     =========     =========     =========
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